Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 20, 2019 with respect to the consolidated financial statements and financial statement schedule of Park Electrochemical Corp. and subsidiaries as of March 3, 2019 and February 25, 2018 and for each of the years in the three-year period ended March 3, 2019 and the effectiveness of internal control over financial reporting of Park Electrochemical Corp. and subsidiaries as of March 3, 2019, included in the Annual Report on Form 10-K of Park Electrochemical Corp. for the year ended March 3, 2019.

/s/ CohnReznick LLP

Roseland, New Jersey

June 6, 2019